                                      FILED UNDER RULE 424(b)(3) OF REGULATION C
                                                      SEC FILE NUMBER: 333-53157

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 2, 1998)


                                 CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)
                     -------------------------------------
                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)
                            ------------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statement set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                            SELLING SECURITYHOLDERS

     The information set forth under the caption "Selling Securityholders" in the Prospectus, as supplemented on July 9, 1998, is supplemented to add the following:

                                                                        NUMBER OF
                                                                        CONVERSION
NAME OF SELLING         AMOUNT OF DEBENTURES        PERCENT OF         SHARES THAT
SECURITYHOLDER(1)        BENEFICIALLY OWNED   OUTSTANDING DEBENTURES  MAY BE SOLD(2)
----------------------  --------------------  ----------------------  --------------

 Marie Daly Banks
  Trust                           $   20,000                    .004          406

 Mary Chapin
  Carpenter                       $   15,000                    .003          304

 Eileen M. Connell
  (IRA)                           $   20,000                    .004          406

 Corbel Investments               $  100,000                    .02         2,030

 DeLozier, Joseph
  & Jan                           $   10,000                    .002          203

 Equity Commonwealth              $   30,000                    .006          609

 Levin Charitable
  Trust                           $   15,000                    .003          304

 Jack C. Massey
  Foundation                      $   40,000                    .008          812


  J.P. Morgan
  Securities
  Incorporated                    $8,370,000                    1.82      169,911

 Mary Ann McCready                $   20,000                    .004          406

 Paloma Securities
  L.L.C.                          $  600,000                     .13       12,180

 Sanders, Mark &
  Cynthia                         $   20,000                    .004          406

 Silverton
  International
  Fund Limited                    $3,000,000                     .65       60,900

 Thomas Engineering,
  Inc.                            $   40,000                    .008          812

 Zazove Aggressive
  Growth Fund, L.P.               $  245,000                     .05        4,973

 Zazove Global
  Convertible Fund,
  L.P.                            $   75,000                     .02        1,522

____________________________

(1) The information set forth herein is as of July 16, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

The date of this Prospectus Supplement is July 16, 1998.